UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
ABACUS GLOBAL MANAGEMENT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Abacus Global Management, Inc.
2101 Park Center Drive, Suite 200
Orlando, Florida 32835
SUPPLEMENT TO PROXY STATEMENT DATED APRIL 21, 2026
For the 2026 Annual Meeting of Stockholders
To Be Held on June 3, 2026

This supplement (this “Supplement”) amends and supplements the definitive proxy statement (the “Proxy Statement”) of Abacus Global Management, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 21, 2026, in connection with the Company’s 2026 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 3, 2026.

Explanatory Note

The Company is filing this Supplement to correct an inadvertent error in the Proxy Statement relating to the number of shares of the Company’s common stock outstanding as of the April 20, 2026, record date for the Annual Meeting (the “Record Date”).

In the section of the Proxy Statement titled “Commonly Asked Questions About the Annual Meeting,” on page 3, under the question, “Who can vote at the Annual Meeting?”, the Proxy Statement incorrectly stated that there were 95,616,386 shares of the Company’s common stock outstanding as of the Record Date.

The correct number of shares of the Company’s common stock outstanding as of the Record Date was 96,138,555. This correct number was used in the “Security Ownership of Certain Beneficial Owners and Management” section of the Proxy Statement, including for the related beneficial ownership and percentage ownership calculations.

Except as described in this Supplement, the information contained in the Proxy Statement remains unchanged. This correction does not affect any of the proposals to be presented at the Annual Meeting, the recommendations of the Company’s Board of Directors with respect to those proposals, or any of the ownership or voting information presented in the Proxy Statement. The error was corrected in proxy materials mailed to holders of the Company’s common stock as of the close of business on the Record Date.

Shareholders are urged to read the Proxy Statement and this Supplement carefully in their entirety before voting. Shareholders who have already voted do not need to take any action as a result of this Supplement and, if they do take action, any later‑dated proxy card or voting instruction form will revoke any earlier vote.